Exhibit 99.1

Eastside Distilling Announces the Resignation of Paul Block, Chairman

and CEO

PORTLAND, Oregon, February 2, 2022 /PRNewswire/ — Eastside Distilling, Inc. (NASDAQ: EAST) (“Eastside” or the “Company”), a consumer-focused beverage company that builds craft inspired experiential brands and high-quality artisan products around premium spirits and ready-to-drink (“RTD”) craft cocktails, today announced that Paul Block, the Chief Executive Officer and Chairman of the Board, resigned from his positions with the Company on February 1st. The Company has named Geoffrey Gwin as the interim CEO, and Elizabeth Levy-Navarro as the Chairman of the Board. In addition, the Company announced the appointment of Amy Lancer to the position of Chief Commercial Officer of Spirits.

“We thank Paul for the passion and commitment he has brought to Eastside Distilling,” said Elizabeth Levy-Navarro, Chairman of Eastside Distilling, Inc. “We are moving ahead, supporting the executive team during a transformational year for the company. The team made great strides in transforming the Company over the past year and we expect more progress this year.”

Geoffrey Gwin continued, “I am excited to be working with seasoned spirits executives such as Amy Lancer and congratulate her on her new role.” Amy Lancer joined the company last year as Vice President of Financial Planning and Analysis and brings over two decades of experience, having worked for Heineken, Bacardi, Diageo-Guinness, and Pernod Ricard USA.

About Eastside Distilling

Eastside Distilling, Inc. (NASDAQ: EAST) has been producing high-quality, award-winning craft spirits in Portland, Oregon, since 2008. The Company is distinguished by its highly decorated product lineup that includes Azuñia Tequilas®, Burnside Whiskeys®, Hue-Hue Coffee Rum®, and Portland Potato Vodkas®. All Eastside spirits are crafted from natural ingredients for quality and taste. Eastside’s Craft Canning + Bottling subsidiary is one of the Northwest’s leading independent spirit bottlers and ready-to-drink canners.

CONTACT: Amy Brassard, (503) 542-7420, ir@eastsidedistilling.com

This information is being distributed to you by: Eastside Distilling, Inc.

2321 NE Argyle Street | Unit D | Portland, OR 97211